Exhibit 10.7

ALPHA TEKNOVA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

OFFERING DOCUMENT

423 Component

Approved January 25, 2023

This document (this “Offering Document”) is hereby adopted as of the date specified above by the Compensation Committee of the Board of Directors of Alpha Teknova, Inc. (the “Company”), in its capacity as administrator of the Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and is hereby incorporated by reference into and made a part of the Plan. A copy of this Offering Document shall be provided with the Plan. Capitalized terms used herein without definition shall have the meanings specified in the Plan.

This Offering Document shall replace any previously approved offering document and apply with respect to Offerings under the 423 Component of the Plan beginning on or after May 15, 2023 (the “Effective Date”), and continuing until this Offering Document is terminated, amended or modified by the Committee or a new Offering Document is adopted by the Committee.

Eligibility Requirements: Any Eligible Employee of the Company or a Related Corporation designated in this Offering Document that on the Offering Date has been employed by the Company or a Related Corporation for at least six months, and such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year, other than employees who, immediately after the grant of a right to purchase common stock under the Plan, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common stock or the class of stock of a Related Corporation.

Purchase Periods to Commence: Offering Dates shall be each June 1 and December 1 after the Effective Date and shall end on the following November 30 or May 31, respectively (the “Purchase Dates”).

Designated Company: All U.S. subsidiaries that are corporations and owned 80% or more by the Company as of the Offering Date.

Offering Periods: Offering Periods shall begin on each June 1 and December 1, respectively, and shall end on the following November 30 or May 31, respectively.

Purchase Periods: Each Offering Period shall consist of only one Purchase Period.

Length of Offering Period: Six months.

Length of Purchase Periods: Six months.

Purchase Dates: The Purchase Date with respect to a Purchase Period shall occur on the last Trading Day of the Purchase Period.

Maximum Number of Shares of Common Stock That May Be Purchased by an Eligible Employee During a Purchase Period: 6,500 shares of Common Stock.

The maximum aggregate number of shares of Common Stock that may be purchased by all Eligible Employees during a Purchase Period is the total number of shares of Common Stock that are reserved for issuance under the Plan as of the Offering Date for the Purchase Period.

Purchase Price: On each Purchase Date, the purchase price for a share of Common Stock will be 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that the purchase price may be adjusted by the Committee pursuant to Section 11 of the Plan.

Contributions: A Participant may elect to have a minimum of 1% and up to a maximum of 15% of his or her earnings (as defined below) deducted on each payroll date on an after-tax basis for use in purchasing Common Stock pursuant to the Plan.

Earnings: Total cash compensation received by the Eligible Employee from the Company or a Related Corporation that is taxable income for federal income tax purposes, not including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation received from the Company or a Related Corporation and excluding relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any benefit plan (other than a cash incentive compensation plan) of the Company.

Enrollment: Eligible Employees must enroll in an Offering by delivering a subscription agreement, which could be electronic and completed through a third-party administrator, to the Company at least 15 days prior to the Offering Date.

Changes in Contribution Rates: Subject to the 1% minimum rate set forth above, Participants may decrease or suspend their rate of contributions once during an Offering. Any increase or decrease in the rate of contributions to be effective for a future Offering must be made prior to the first day of such Offering.

Withdrawals: A Participant must withdraw from an Offering at least seven days prior to the last day of the Offering. If a Participant withdraws from the Plan, the Participant may elect to participate again in the Plan for any subsequent Offering so long as he or she is still eligible to participate in the Plan.

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